UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest reported)	January 10th, 2007

USA VIDEO INTERACTIVE CORP.
(Exact name of registrant as specified in its chapter)
WYOMING	0-29651	06-15763-91
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)
8 West Main Street, Niantic, Connecticut	06352
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code	(860) 739-8030

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
( ) Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

( ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

( ) Pre commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.240.14d-2(b))

( ) Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 8 – Other Events

Item 8.01

Other Events.

The Registrant has entered into a multi-year patent license agreement with Digimarc Corporation (NASDAQ: DMRC). The non-exclusive agreement licenses Digimarc’s digital watermarking patents to the Registrant for use in forensic tracking applications of commercially available video, pre-release video, and home marketing screening video. The agreement supports the Registrant’s media tracking digital watermarking business as the Registrant continues with its MediaEscort™ and MediaSentinel™ sales efforts.

A copy of the News Release dated January 10th, 2007 is furnished as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

Exhibit 99.1

News Release dated January 10th, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA VIDEO INTERACTIVE CORP.

Date :  January 10th, 2007

By :

/s/  Anton J. Drescher

Anton J. Drescher,

Corporate Secretary

Exhibit 99.1

Digimarc Public Relations Contact: Leslie Constans, (503) 469 - 4620 lconstans@digimarc.com	USVO Investor Relations Contact: (860) 739 - 8030

USVO ENTERS INTO LICENSE AGREEMENT WITH DIGIMARC

(Beaverton, OR; Niantic, CT – January 10, 2007) – USA Video Interactive Corp. (OTCBB: USVO; TSX: US; BSE/Frankfurt: USF) has entered into a multi-year patent license agreement with Digimarc Corporation (NASDAQ: DMRC). The non-exclusive agreement licenses Digimarc’s digital watermarking patents to USVO for use in forensic tracking applications of commercially available video, pre-release video, and home marketing screening video. The agreement supports USVO’s media tracking digital watermarking business as the company continues with its MediaEscort™ and MediaSentinel™ sales efforts.

“We are delighted to be working with USVO, and support their market development efforts with a license to our digital watermarking intellectual property,” said Reed Stager, executive vice president, Digimarc. “USVO is bringing new products and approaches to helping media and entertainment companies, and we look forward to working with them to expand the market opportunity for digital watermarking applications.”

“Digimarc is one of the pioneers in digital watermarking innovation, and we are pleased to have established this new relationship with them. We appreciate their support as USVO moves forward with delivering a comprehensive set of digital watermarking solutions and services to serve the media and entertainment industry,” said Patrick Gregston, Manager of Sales for USVO.

“This agreement comes on the heels of USVO’s previous announcement of securing a contract with one of Hollywood’s major studio divisions. This is another landmark for us in establishing USVO and MediaEscort in our approach to watermarking as a solution to the growing challenges of digital content distribution,” said Gregston.

With video content being distributed over the Internet, piracy remains a great concern. MediaEscort is designed to meet the needs of this new market segment. MediaEscort is a software application that resides on customer’s video servers. It will automatically and seamlessly embed SmartMarks—invisible forensic information in every frame of video content—during Internet delivery, providing the proof courts need to protect intellectual property rights, indicting and convicting the individuals who steal the original material.

About Digimarc:

Digimarc Corporation (NASDAQ: DMRC), based in Beaverton, Oregon, is a leading supplier of secure identity and media management solutions. Digimarc provides products and services that enable the annual production of more than 60 million personal identification documents, including two-thirds of U.S. driver licenses and IDs for more than 20 countries. Digimarc's digital watermarking technology provides a persistent digital identity for various media content and is used to enhance the security of financial documents, identity documents and digital images, and support other media rights management applications.

Digimarc has an extensive intellectual property portfolio, with more than 300 issued U.S. patents with more than 5,000 claims, and more than 500 pending patent applications in digital watermarking, personal identification and related technologies. The Company is headquartered in Beaverton, Oregon, with other U.S. offices in Burlington, Massachusetts; Fort Wayne, Indiana; and the Washington DC area; and international offices in London and Mexico. Please go to www.digimarc.com for more company information.

About USVO:

USA Video Interactive Corp. (“USVO”) designs and markets technology for delivery of digital media. USVO developed its MediaSentinel™ and SmartMark™ digital watermarking technology to provide a robust means for producers and distributors to invisibly protect their content. USA Video Technology Corp., a wholly owned subsidiary of USVO, holds the pioneering patent for store-and-forward video, filed in 1990 and issued by the United States Patent and Trademark Office on July 14, 1992; it has been cited by at least 200 other patents. USVO holds similar patents in Germany, Canada, England, France, Spain, Italy, and Japan. For more information, visit www.usvo.com.

USA Video Interactive Corporate Headquarters Office: 8 West Main Street, Niantic, Connecticut, 06357  Telephone  (860) 739 - 8030

Facsimile (860) 739 - 8070; Canada Office:  507 – 837 West Hastings Street, Vancouver, BC   V6C 3N6.  Trading symbol on the OTCBB: USVO; Trading symbol on the TSX Venture Exchange US; Trading symbol on the Berlin and Frankfurt Stock Exchanges: USF.   CUSIP 902924208. For more information contact (860) 739 – 8030 or contact@usvo.com.

The press release may contain forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statements.  Investors are cautioned that such forward-looking statements involve risk and uncertainties, which may cause actual results to differ from those described.

MediaEscort, MediaSentinel and SmartMark are trademarks of USA Video Interactive Corp.

The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.